Exhibit 99.2

DOMINION BLACK WARRIOR BASIN 1994-l

THE ROYALTY INTERESTS

ESTIMATED RESERVES AND NON ESCALATED

FUTURE NET REVENUE REMAINING

AS OF

JANUARY 1,2004

RALPH E. DAVIS ASSOCIATES, INC.	HOUSTON, TEXAS

TABLE OF CONTENTS

ITEM

ENGINEERING LETTER

RESERVES DEFINITION

SUMMARY OF ALL RESERVES

ONE LINE SUMMARY, ALL RESERVES

      BY WELL NAME AND NUMBER

RALPH E. DAVIS ASSOCIATES, INC.

CONSULTANTS-PETROLEUM AND NATURAL GAS
1717 ST. JAMES PLACE-SUITE 460
HOUSTON, TEXAS 77056
(713) 622-8955

February 11,2004

Black Warrior Basin Trust 1994-I
c/o Bank of America
P.0. Box 830650
Dallas, Texas 75283

Attn:	Mr. Ron E. Hooper Sr. Vice President, Royalty Management

Re: Estimated Reserves and Non Escalated Future
Net Revenue Remaining as of January 1, 2004
Dominion Black Warrior Basin Trust 1994-1

Gentlemen:

At your request the firm of Ralph E. Davis Associates, Inc. of Houston, Texas has prepared an estimate of the natural gas reserves on specific leaseholds in which Dominion Black Warrior Basin Trust 1994-1 (the Trust) has certain interests. The interests evaluated are a royalty interest ownership position applicable to specific gas properties in the Black Warrior Basin, Tuscaloosa County, Alabama. This report presents our estimate of the proved reserves anticipated to be produced from those leaseholds.

The reserves associated with these estimates have been classified in accordance with the definitions of the Securities and Exchange Commission as found in Rule 4-10(a) of regulation S-X of the Securities Exchange Act of 1934. We have also estimated the future net revenue and discounted present value associated with these reserves as of January 1, 2004, utilizing a scenario of non escalated product prices as well as non escalated costs of operations, i.e., prices and costs were not escalated above current values as detailed later in this report. The present value is presented for your information and should not be construed as an estimate of the fair market value.

The results of our study may be summarized as follows:

Consultants to the Petroleum and Natural Gas Industries Since the 1920’s

RALPH E. DAVIS ASSOCIATES, INC.

Dominion Black Warrior Basin Trust 1994-1 Mr. Ron E. Hooper	February 11, 2004 Page 2

Non Escalated Pricing Scenario
Estimated Reserves and Future Net Income
Net to Dominion Black Warrior Basin Trust 1994-1
As of January 1, 2004

Total Proved
Net Remaining Sales Gas Reserves:
Gas: Mcf	41,585,734
Future Revenue:
Sales Revenue	$225,561,125
Tax Credit Revenue	0
Total Revenue	$225,561,125
Production Taxes	$13,533,669
Other Deductions	0
Future Net Income	$212,027,453
Future Net Income Discounted @ 10%	$117,284,438

The Section 29 Tax Credit that was in effect in previous years is no longer applicable as of January 1, 2003.

Gas volumes are expressed in millions of standard cubic feet (MMSCF) at the official temperature and pressure bases of the areas wherein the gas reserves are located.

DATA SOURCE

Basic well and field data used in the preparation of this report were furnished by Dominion Black Warrior Basin, Inc. (Dominion) or were obtained from commercial sources. Records as they pertain to factual matters such as acreage controlled, the number and depths of wells, production history, the existence of contractual obligations to others and similar matters were accepted as presented.

Ownership interest, operating costs and information related to contractual obligations regarding the sale of produced gas were furnished by Dominion. No physical inspection of the properties was made nor any well tests conducted.

RALPH E. DAVIS ASSOCIATES, INC.

Dominion Black Warrior Basin Trust 1994-1 Mr. Ron E. Hooper	February 11, 2004 Page 3

RESERVE ESTIMATES

The estimate of reserves included in this report is based primarily upon production history, or analogy with wells in the area producing from the same or similar formations. Individual well production histories were analyzed and forecast until an anticipated economic limit. The economic limit was based upon an analysis of overall field operating costs and an appropriate daily producing rate was utilized for each individual well.

Future production for the unit was then analyzed as it applies to the total revenue stream. Future production was forecast until the unit operations would no longer be economical, and this future point in time was then utilized as a terminus of production from the area of interest.

The accuracy of reserve estimates is dependent upon the quality of available data and upon the independent geological and engineering interpretation of that data. Reserve estimates presented in this report are calculated using acceptable methods and procedures and are believed to be reasonable; however, future reservoir performance may justify revision of these estimates.

The anticipated producing rates may be subject to regulation by various agencies, changes in market demand or other factors; consequently, reserves recovered and the actual rates of recovery may vary from the estimates included herein.

PRICING PROVISIONS

Natural Gas — The initial price used in this report for natural gas is based upon a sales contract entitled “Amendment Dated July 1, 2002 to the Gas Purchase Agreement dated May 3, 1994”. This amendment is effective January 1, 2003 through December 31, 2003, and specifies the price to be paid for each MMBtu of sales gas. Historically this agreement has been amended each year to encompass an additional twelve month period.

The referenced sales contract was terminated on December 19, 2003, effective February 1, 2004, and the volumes of gas sold during January 2004 were priced as per the terms and conditions of the contract. Beginning February 1, 2004 the price in effect for each MMBtu of sales gas was set at the spot price for gas in effective on December 31, 2003, being $5.9168 per MMBTU. This price was then held constant throughout the remaining producing life of the properties.

RALPH E. DAVIS ASSOCIATES, INC.

Dominion Black Warrior Basin Trust 1994-1 Mr. Ron E. Hooper	February 11, 2004 Page 4

FUTURE NET INCOME

Future net income is based upon gross income from future production, less appropriate taxes (production, severance, ad valorem or other). Operating costs and any estimated future capital requirements were not considered in the estimation of net income due to the Trust’s royalty ownership position. No allowance was made for depletion, depreciation, income taxes or administrative expense.

Future net income has been discounted for present worth at values ranging from 0 to 100 percent using monthly discounting. In this report the future net income is discounted at a primary rate of ten (10.0) percent.

GENERAL

Dominion Black Warrior Basin, Inc. as operator has provided access to all of its accounts, records, geological and engineering data, reports and other information as required for this investigation. The ownership interests, product classifications relating to prices and other factual data were accepted as furnished without verification.

No consideration was given in this report to either gas contract disputes including take or pay demands or gas sales imbalances.

No consideration was given in this report to potential environmental liabilities which may exist, nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices.

If investments or business decisions are to be made in reliance on these estimates by anyone other than our client, such person with the approval of our client is invited to arrange a visit so that he can evaluate the assumptions made and the completeness and extent of the data available on which the estimates are made.

Neither Ralph E. Davis Associates, Inc. nor its employees has any interest in the subject properties and neither the employment to make this study nor our compensation is contingent on our estimates of reserves and future income for the subject properties.

RALPH E. DAVIS ASSOCIATES, INC.

Dominion Black Warrior Basin Trust 1994-1 Mr. Ron E. Hooper	February 11, 2004 Page 5

This report has been prepared for the exclusive use of Dominion Black Warrior Basin Trust 1994-1 and shall not be reproduced, distributed or made available to any other company without the written consent of Ralph E. Davis Associates, Inc. Such consent will not be unreasonably withheld if the report is utilized in its entirety.

Very truly yours,

RALPH E. DAVIS ASSOCIATES, INC.

Allen C. Barron, P.E.
President

RALPH E. DAVIS ASSOCIATES, INC.

CLASSIFICATION OF RESERVES

Proved Oil and Gas Reserves

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

1.	Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

2.	Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

3.	Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Proved Developed Oil and Gas Reserves

Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved Undeveloped Reserves

Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

(Classification of reserves as found in Rule 4-10(a) of Regulation S-X of the per Securities and Exchange Act)

RALPH E. DAVIS ASSOCIATES, INC.

CLASSIFICATION OF RESERVES

Proved Oil and Gas Reserves

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

1.	Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

2.	Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

3.	Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Proved Developed Oil and Gas Reserves

Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved Undeveloped Reserves

Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

(Classification of reserves as found in Rule 4-10(a) of Regulation S-X of the per Securities and Exchange Act)

DOMINION BLACK WARRIOR BASIN 1994-1
UNESCALATED ANALYSIS
ROYALTY INTERESTS
TOTAL PROVED RESERVES

RESERVES AND ECONOMICS

EFFECTIVE DATE: 01/2004

		GROSS PRODUCTION			NET PRODUCTION		PRICES		OPERATIONS, M$
END	NO. OF	OIL	WELL HEAD	SALES	OIL	SALES	OIL	GAS	OTL	GAS	TAX	TOTAL
MO-YEAR	WELLS	MBBL	GAS, MMCF	GAS, MMCF	MBBL	GAS, MMCF	$/B	$/M	REVENUE	REVENUE	CREDITS	REVENUE
12-2004	531.0	0.000	9852.542	9113.610	0.000	4901.495	0.00	5.450	0.000	26714.238	0.000	26714.238
12-2005	530.6	0.000	8654.037	8004.987	0.000	4307.606	0.00	5.420	0.000	23349.379	0.000	23349.379
12-2006	530.0	0.000	7596.260	7026.540	0.000	3782.806	0.00	5.421	0.000	20504.703	0.000	20504.703
12-2007	529.7	0.000	6674.965	6174.341	0.000	3325.376	0.00	5.420	0.000	18025.193	0.000	18025.193
12-2008	528.7	0.000	5873.897	5433.356	0.000	2927.410	0.00	5.420	0.000	15868.016	0.000	15868.016
12-2009	528.0	0.000	5176.743	4788.490	0.000	2580.849	0.00	5.420	0.000	13989.486	0.000	13989.486
12-2010	528.0	0.000	4569.592	4226.875	0.000	2278.870	0.00	5.420	0.000	12352.605	0.000	12352.605
12-2031	527.1	0.000	4036.266	3733.546	0.000	2013.534	0.00	5.421	0.000	10914.366	0.000	10914.366
12-2012	526.5	0.000	3571.325	3303.476	0.000	1782.057	0.00	5.421	0.000	9659.646	0.000	9659.646
12-2013	524.5	0.000	3160.810	2923.749	0.000	1577.555	0.00	5.421	0.000	8551.139	0.000	8551.139
12-2014	513.8	0.000	2789.301	2580.102	0.000	1392.374	0.00	5.420	0.000	7547.359	0.000	7547.359
12-2015	503.7	0.000	2461.159	2276.573	0.000	1228.625	0.00	5.420	0.000	6659.759	0.000	6659.759
12-2016	487.8	0.000	2177.803	2014.468	0.000	1087.557	0.00	5.420	0.000	5895.101	0.000	5895.101
12-2017	467.9	0.000	1929.078	1784.398	0.000	963.860	0.00	5.420	0.000	5224.599	0.000	5224.599
12-2018	449.5	0.000	1711.378	1583.026	0.000	855.257	0.00	5.420	0.000	4635.918	0.000	4635.918
S TOT	18.3	0.000	70235.164	64967.527	0.000	35005.230	0.00	5.425	0.000	189891.500	0.000	189891.500
AFTER	18.3	0.000	13157.814	12170.983	0.000	6580.505	0.00	5.420	0.000	35669.625	0.000	35669.625
TOTAL	18.3	0.000	83392.977	77138.508	0.000	41585.734	0.00	5.424	0.000	225561.125	0.000	225561.125

	OPERATIONS, M$				CAPITAL COSTS, M$					10.0%
END	PRODUCTION	AD VALOREM	NET OPER	OPERATION	TANGIBLE	INTANG.	TOTAL	TOTAL	CASH FLOW	DISCOUNTED
MO-YEAR	TAXES	EXPENSES	EXPENSES	CASH FLOW	INV.	INV.	BORROW INV	EQUITY IN	BTAX, M$	BTAX, M$
12-2004	1602.854	0.000	0.000	25111.383	0.000	0.000	0.000	0.000	25111.389	23896.799
12-2005	1400.963	0.000	0.000	21948.412	0.000	0.000	0.000	0.000	21948.418	18899.455
12-2006	1230.282	0.000	0.000	19274.420	0.000	0.000	0.000	0.000	19274.410	15017.694
12-2007	1081.512	0.000	0.000	16943.684	0.000	0.000	0.000	0.000	16943.689	11945.575
12-2008	952.081	0.000	0.000	14915.935	0.000	0.000	0.000	0.000	14915.935	9515.377
12-2009	839.369	0.000	0.000	13150.117	0.000	0.000	0.000	0.000	13150.124	7590.692
12-2010	741.157	0.000	0.000	11611.449	0.000	0.000	0.000	0.000	11611.462	6064.771
12-2011	654.862	0.000	0.000	10259.505	0.000	0.000	0.000	0.000	10259.493	4848.762
12-2012	579.579	0.000	0.000	9080.066	0.000	0.000	0.000	0.000	9080.063	3883.038
12-2013	513.068	0.000	0.000	8038.070	0.000	0.000	0.000	0.000	8038.065	3110.367
12-2014	452.842	0.000	0.000	7094.517	0.000	0.000	0.000	0.000	7094.512	2484.069
12-2015	399.586	0.000	0.000	6260.175	0.000	0.000	0.000	0.000	6260.179	1983.416
12-2016	353.706	0.000	0.000	5541.395	0.000	0.000	0.000	0.000	5541.395	1588.638
12-2017	313.476	0.000	0.000	4911.123	0.000	0.000	0.000	0.000	4911.126	1273.988
12-2018	278.155	0.000	0.000	4357.763	0.000	0.000	0.000	0.000	4357.766	1022.888
S TOT	11393.491	0.000	0.000	178498.000	0.000	0.000	0.000	0.000	178498.000	113125.539
AFTER	2140.177	0.000	0.000	33529.449	0.000	0.000	0.000	0.000	33529.445	4158.894
TOTAL	13533.669	0.000	0.000	212027.453	0.000	0.000	0.000	0.000	212027.453	117284.438

	OIL	GAS			P.W. %	P.W., M$
GROSS WELLS	0.0	532.0	LIFE, YRS.	51.25	5.00	151032.828
GROSS ULT., MB & MMF	0.000	349584.781	DISCOUNT %	10.00	10.00	117284.438
GROSS CUM., MB & MMF	0.000	272446.250	UNDISCOUNTED PAYOUT, YRS	0.00	15.00	95908.992
GROSS RES., MB & MMF	0.000	77138.492	DISCOUNTED PAYOUT. YRS.	0.00	20.00	81149.188
NET RES., MB & MMF	0.000	41585.719	UNDISCOUNTED NET/INVEST.	0.00	25.00	70338.477
NET REVENUE, M$	0.000	225561.156	DISCOUNTED NET/INVEST.	0.00	30.00	62074.883
INITIAL PRICE, $	$0.000	6.224	RATE-OF-RETURN, PCT.	100.00	40.00	50268.566
INITIAL N.I., PCT.	0.000	51.140	INITIAL W.I., PCT.	0.000	60.00	36411.074
					80.00	28530.834
					100.00	23443.920